EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 3 to the Registration Statement (Form S-3 No. 333-108926) and related Prospectus of Cell Therapeutics, Inc. for the registration of $75,000,000 4% Convertible Senior Subordinated Notes due July 1, 2010 and the common stock issuable upon conversion of the notes and to the incorporation by reference therein of our report dated February 6, 2004 (except Note 19, as to which the date is February 10, 2004), with respect to the consolidated financial statements and schedule of Cell Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Seattle, Washington

November 10, 2004